EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Kratos Defense & Security Solutions, Inc. on Forms
S-3 (No. 333-53014, No. 333-71618, No. 333-74108, and No. 333-112956), on Form S-4 (No. 333-112957) and on Forms S-8 (No.
333-90455, No. 333-54818, No. 333-71702, No. 333-91852, No. 333-116903, No. 333-124957 and No. 333-127060) of our report dated March 24, 2008, relating to our audit of the consolidated financial statements of Haverstick Consulting, Inc. and subsidiaries which appears in the Current Report on Form 8-K/A of Kratos Defense & Security Solutions, Inc. dated December 31, 2007.

/s/ Grant Thornton LLP

Irvine, California
March 24, 2008